UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

Tercica, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

The following materials were first used by Tercica, Inc. on July 19, 2006 in discussing the proposed transaction referred to in the material below with its employees, customers and investors, as well as analysts and other persons, and Tercica may use these materials in the future for similar purposes:

Except for the historical statements contained herein, this presentation contains forward-looking statements, including without limitation the statements regarding:

•	completion and contingent terms of the proposed transaction with Ipsen (including statements related to Tercica’s receipt of proceeds from the initial equity sale to Ipsen and as a result of the achievement of licensing milestones and warrant exercises);

•	the market prospects for Increlex™ and Somatuline® Autogel®;

•	potential development of additional products; that Tercica expects to launch Somatuline® Autogel® in Canada in early 2007;

•	estimates of the numbers of patients with acromegaly, severe Primary IGFD and Primary IGFD;

•	financial projections, including without limitation, that (a)Tercica expects to reach break-even in 2010 and achieve 2011 revenues of $250 million to $300 million, with Increlex™ and Somatuline® Autogel® sales expected to contribute roughly equal amounts; and (b) for 2006, Tercica expects Increlex™ revenues of approximately $1 million and cash burn, excluding expenses related to this transaction, of $63 million to $69 million;

•	Tercica will have

•	access to Ipsen’s pipeline of novel endocrine drugs

•	sufficient funding to achieve profitability

•	15,000 acromegalic patients in the U.S. and Canada

•	U.S. Acromegaly NDA filing expected before the end of 2006

•	estimated 2011 U.S. Sales of Somatuline® Autogel® $125-$150M

•	potential to expand Autogel into NeuroEndocrine Tumors (NET)

•	access to Ipsen endocrinology pipeline

Because Tercica’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks and uncertainties related to the satisfaction of closing conditions related to the proposed transaction and the risk that the proposed transaction will not be completed, risks and uncertainties related to the achievement of milestones, including the following risks: (i) Somatuline® Autogel® might never achieve marketing approval for the targeted indication, or any indication, in the United States on a timely basis, or at all; (ii) for the remainder of 2006, physicians my not prescribe Increlex™ at the rate Tercica expects; (iii) Increlex™ may not receive a marketing authorization from the FDA for Primary IGFD or from the EMEA for any indication; (iv) Tercica may not prevail in the patent infringement litigation against Insmed Incorporated; (v) Tercica’s estimates for the number of patients with acromegaly, severe Primary IGFD or Primary IGFD may not be correct; (vi) Tercica may not launch Somatuline® Autogel® in Canada in early 2007 if the transaction does not close on a timely basis; and (vii) the risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, including most recently Tercica’s Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on May 10, 2006 as follows:

•	We are a development stage company with a limited operating history and may not be able to commercialize any products, generate significant revenues or attain profitability.

•	If there are fewer children with severe Primary IGFD or Primary IGFD than we estimate, we may not generate sufficient revenues to continue development of other products or to continue operations, or we may not be able to complete our clinical trials.

•	Increlex™ may fail to achieve market acceptance, which could harm our business.

•	Reimbursement may not be available for Increlex™, which could diminish our sales and impact our ability to achieve profitability.

•	We face significant competition from large pharmaceutical, biotechnology and other companies that could harm our business.

•	Our inability to enter into commercial agreements on commercially reasonable terms with single-source manufacturers to fill-finish our approved product could adversely affect our commercial supply and ability to grow revenues.

•	If we do not receive additional regulatory marketing approvals of Increlex™, our business will be harmed.

•	If our contract manufacturers’ facilities and operations do not maintain satisfactory cGMP compliance, we may be unable to commercialize Increlex™.

•	We rely solely on single-source third parties in the manufacture, testing, storage and distribution of our products.

•	We rely in certain cases on single-source and sole-source materials suppliers to manufacture Increlex™.

•	Difficulties or delays in product manufacturing due to advance scheduling requirements and/or capacity constraints at our third-party manufacturers could harm our operating results and financial performance.

•	Claims and concerns may arise regarding the safety and efficacy of Increlex™, which could require us to perform additional clinical trials, could slow introduction into the marketplace, or cause reduced sales or product withdrawal after introduction.

•	If other companies overcome our U.S. orphan drug marketing exclusivity or obtain marketing exclusivity in Europe, they will be able to compete with us, and our revenues will be diminished.

•	We will not be able to sell our products if we are not able to maintain our regulatory approval due to changes to existing regulatory requirements.

•	Competitors could develop and gain FDA approval of products containing rhIGF-1, which could adversely affect our competitive position.

•	Competitors could challenge our patents and file an Abbreviated New Drug Application (ANDA) or a 505(b)(2) new drug application for an IGF-1 product and adversely affect the competitive position of Increlex™.

•	If we fail to protect our intellectual property rights, competitors may develop competing products, and our business will suffer.

•	We may incur substantial costs as a result of patent infringement litigation or other proceedings relating to patent and other intellectual property rights, and we may be unable to protect our intellectual property rights.

•	If we lose our licenses from Genentech, we may be unable to continue our business.

•	We are subject to Genentech’s option rights with respect to the commercialization of Increlex™ for all diabetes and non-orphan indications in the United States.

•	We do not know whether our planned clinical trials will begin on time, or at all, or will be completed on schedule, or at all.

•	Clinical development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials.

•	If third-party clinical research organizations do not perform in an acceptable and timely manner, our clinical trials could be delayed or unsuccessful.

•	We may need others to market and commercialize Increlex™ in Europe and other regions of the world.

•	If we fail to identify and in-license other patent rights, products or product candidates, we may be unable to grow our revenues.

•	The committed equity financing facility that we entered into with Kingsbridge Capital Limited may not be available to us if we elect to make a draw down, and may require us to pay certain liquidated damages.

•	If we fail to obtain the capital necessary to fund our operations, we will be unable to execute our business plan.

•	If we are unable to manage our expected growth, we may not be able to implement our business plan.

•	If product liability lawsuits are brought against us, we may incur substantial liabilities.

•	Budgetary or cash constraints may force us to delay our efforts to develop certain research and development programs in favor of developing others, which may prevent us from meeting our stated timetables and completing these projects through to product commercialization.

•	We must implement additional finance and accounting systems, procedures and controls as we grow our business and organization and to satisfy new reporting requirements.

•	If we are unable to attract and retain additional qualified personnel, our ability to commercialize Increlex™ and develop other product candidates will be harmed.

Tercica disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this presentation to reflect any change in events, conditions, assumptions or circumstances on which any such statements are based unless so required by applicable law.

TERCICA, INC.

Moderator: John Scarlett

July 19, 2006

9:00 a.m. ET

Operator:	Welcome to the Tercica, Inc. business update conference call. At this time all participants are in a listen only mode. After the management’s prepared remarks we’ll hold a Q and A session.

To ask a question please press star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference please press star 0 for operator assistance.

As a reminder this conference is being recorded today Wednesday July 19, 2006. I would now like to turn the conference over to Miss Ina McGuinness please go ahead ma’am.

Ina McGuinness:	Thank you operator and good morning. We issued a press release yesterday July 18, 2006 announcing Tercica’s Worldwide Strategic Partnership Agreement with Ipsen.

You can access a copy of this announcement on our Web site at www.tercica.com. Slides will accompany today’s commentary. There’s a slight change in these instructions.

With today’s conference you can view the slides that accompany the Webcast. After the Webcast please go to the Investors section and see Webcast.

For those of you viewing the slides please go to slide one. Participating in today’s discussion from Tercica are Chip Scarlett our President and Chief Executive Officer and Ajay Bansal our Senior Vice President and Chief Financial Officer. Chris Rivera our Senior Vice President of Commercial Operations will join us for the Q&A portion of the call.

Next slide, slide two. Except for the historical statements contained herein this presentation contains forward-looking statements concerning Tercica’s prospects and results including all statements that reflect completion of the proposed transaction with Ipsen including statements relating to Tercica’s receipt of proceeds from the initial sale to Ipsen as a result of the achievement of licensing milestones and warrant exercises; statements related to the market prospects for Increlex™ and Somatuline® Autogel® potential development of additional products that Tercica expects to launch Somatuline® Autogel® in Canada in early 2007.

Statements relating to estimates of the number of patients with acromegaly severe primary IGFD or primary IGFD and statements related to financial projections including without limitations that A, Tercica expects to reach break even in 2010 and achieve 2011 revenues of $250 million to $300 million with Increlex™ and Somatuline® Autogel® sales expected to contribute roughly equal amounts.

And B, for 2006 Tercica expects Increlex™ revenues of approximately $1 million and cash for an excluding expenses related to this transaction of $63 million to $69 million.

Because Tercica’s forward-looking statements are subject to risks and uncertainties there are important factors that could cause actual results to differ materially from those in the forward-looking statements.

These factors include without limitation risks of uncertainties related to the satisfaction of closing conditions related to the proposed transactions and the risks of the proposed transaction will not be completed, risk of uncertainties related to the achievement of milestones including the following risks.

One, Somatuline® Autogel® might never achieve market approval for the targeted indication or any indication in the United States on a timely basis or at all.

Two, for the remainder of 2006 positions may not prescribe Increlex™ at the rate Tercica expects;

Three, Increlex™ may not receive marketing authorizations from the FDA for primary IGFD or from the regions of Europe, Middle East, and Africa for any indication.

Four, Tercica may not prevail in the patient infringement litigation against Insmed Inc.

Five, Tercica’s estimates for the number of patients with acromegaly severe primary IGFD or primary IGFD may not be correct.

Six, Tercica may not launch the Somatuline® Autogel® in Canada in early 2007 if the transaction is not closed on a timely basis and seven, the risks of uncertainties disclosed from time to time in reports filed by Tercica with SEC including most recently Tercica’s Form 10Q for the quarter ended March 31, 2006 filed with SEC on May 10, 2006.

Tercica disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this presentation to reflect any change in events, conditions, assumptions or circumstances on which any such statements are based unless they’re required by applicable law.

Furthermore this conference call contains time sensitive information that is accurate only as the date of the live broad cast Wednesday, July 19, 2006. Now I will turn the call over to Chip Scarlett.

John Scarlett:	Thanks, Ina, good morning everyone. If you would go to slide three in the presentation deck we’ll begin. Next slide, slide three.

Tercica announced last evening that it will enter into a worldwide strategic collaboration in Endocrinology with Ipsen, one of the world’s leading pharmaceutical companies in the Endocrinology field.

The closing of the proposed transaction which is expected to occur by the end of this year is subject to approval by Tercica’s stockholders and the expiration of the Hart Scott Rodino waiting period as well as other customary closing conditions.

Next slide, slide four. We believe this transaction will be transformative for Tercica based on its four key elements.

First, Tercica will gain the U.S. and Canadian rights to Somatuline® Autogel® a proven commercial product in Europe.

We expect that Somatuline® Autogel® which I will describe in more detail in a moment will generate U. S. and Canadian sales between $125 million and $150 million in year 2011.

Second, by licensing Increlex™ to Ipsen in Europe Tercica will gain a strong partner with highly relevant expertise in short stature. Ipsen is Genentech’s European partner for the NutropinAq® brand of growth hormones.

Third, each company will grant to the other certain joint development and commercialization rights for its Endocrine pipeline in addition to a significant life cycle management program for Somatuline® Autogel® Ipsen has multiple novel compounds targeted to Endocrine indications. Tercica also gains access to Ipsen’s proprietary technology and expertise in developing long acting formulations of peptide and protein products.

And fourth, through this transaction Tercica will gain $77 million in gross cash proceeds from the sales of 12 1/2 million primary shares of common stock to Ipsen, milestone payments of up to $31 million by licensing Increlex™ to Ipsen and $15 million in net cash proceeds from the issuance of convertible notes. This could result in a total of up to approximately $124 million in cash receipts to Tercica. We believe that this $124 million cash infusion plus the cash we have on hand should be sufficient to achieve profitability without recourse to the financial market.

Ipsen’s initial equity stake in Tercica will be 25% and could increase up to 40% if Ipsen converts the note and exercises the warrant. So before describing the transaction elements in more detail I’d like to provide a brief sketch of Ipsen.

Next slide, slide five. Ipsen is an innovation driven international specialty pharmaceutical group with more than 75 years of operations.

Next slide, slide six. Ipsen is headquartered in Paris with 2005 sales of about approximately $1 billion, a market cap of approximately $3.4 billion, and a total worldwide staff of around 4,000 employees.

They have a strong strategic focus on specialists care world wide and they have a robust Endocrine discovery research effort with multiple novel compounds in various stages of development.

They’ve also built a unique platform for making long acting versions of peptides and proteins. The total Ipsen R&D effort is supported by around 700 staff and a budget that was approximately 21% of sales in 2005.

Next slide, slide seven. The cornerstone of this transaction will be the cross licenses. In the first license Tercica will gain the rights to Somatuline® Autogel® in the U.S. and Canada.

Somatuline® is a Somatostatin analogue and Somatuline® Autogel® is a long acting formulation that has been developed using Ipsen’s Autogel® delivery system. In the second license Tercica will grant to Ipsen worldwide rights for Increlex™ excluding the U. S., Canada, Japan, and a few smaller markets.

Next slide, slide eight. Both Somatuline® Autogel® and its initial indication, acromegaly, will fit extraordinarily well with Increlex™ and Tercica’s current strategic area of expertise. On this slide you see a representation of the growth hormone IGF-1 (access) as shown in the upper left of the illustration in normal individuals growth hormone is made in the pituitary gland is secreted into the blood stream and binds to growth hormone receptors on the surface of bone, cartilage, liver, and other cells. This binding signals the cells to make and secret IGF-1 which is the principal mediator of statural growth.

Next slide, slide nine. Tercica’s focus since its founding has been on addressing the consequences of IGF-1 deficiency.

The picture on the right shows a child who has abnormal growth hormone receptors and as a consequence a low very IGF-1 levels and severe short stature. He’s standing next to his fraternal twin who has normal growth hormone receptors and normal stature.

Children with severe primary IGFD have abnormalities in the cellular growth hormone signaling pathways which result in decreased IGF-1 secretion and short stature. Treatment with Increlex™ which is recombinant human IGF-1 addresses this deficiency by replacing the missing IGF-1.

Next slide, slide ten. As a result of our collaboration with Ipsen Tercica will also gain a product that addresses the consequences of IGF-1 excess. The picture on the left shows two identical twins one of whom has a non-malignant pituitary tumor which results in increased growth hormone secretion.

These high levels of growth hormone causes cells to secrete excess IGF-1. This condition is known as acromegaly. As you can see in this example if the pituitary tumor occurs prior to puberty at a time when thegrowth plates in the long bones remain unfused the excess IGF-1 results in abnormal statural growth.

If the tumor arises after puberty once the long bones are fused and can no longer grow the patient doesn’t gain height but the elevated IGF-1 levels are still associated with both increased morbidity and mortality as well as disfiguring changes of the hands, feet, and face.

Somatuline® Autogel® is an analogue of a naturally occurring called Somatostatin. Somatostatin normally lowers growth hormone levels. Somatuline® Autogel® decreases growth hormone secretion from tumors and thus lowers IGF-1 levels.

So by gaining the rights to Somatuline® Autogel® in the U.S. Tercica will not only gain a second Endocrine product but one which will be squarely in our strategic area of expertise around the growth hormone IGF-1 access.

Next slide, slide 11. acromegaly affects approximately 15,000 in the United States and Canada. If the disease is uncontrolled the elevated growth hormone and IGF-1 caused by the tumor have been estimated to result in a more than twofold excess mortality and a five to ten year reduction in life expectancy.

Mortality rates in patients with biochemically defined cures have been reported to be equivalent to those of matched normal controls. About 50% of patients with acromegaly do not respond to surgery or radiation therapy and are treated with drugs of which Somatostatin analogues have been the mainstay of medical therapy for the past 20 years.

Generally speaking 50% of patients with acromegaly treated with Somatostatin analogues have a good response. About 40% have a partial response and about 10% are non-responders.

Somatostatin analogues are also used for the treatment of Neuroendocrine tumors or NET. These tumors secret GI hormones and frequently result in carcinoid syndrome, which is characterized by debilitating episodes of flushing and diarrhea

In addition to NET multiple other uses for Somatostatin analogues have been described, including control of bleeding esophageal varices and treatment of pancreatic fistulae.

The global market for Somatostatin analogues in 2005 is reported to be around $900 million. In the United States two products, Standostatin and Standostatin LAR currently dominate this market. In the U. S. in 2005 these two products had revenues of around $420 million.

Acromegaly and NET were each estimated to represent around 40% of that market with the remaining 20% coming from uses and other indications. In the United States around 500 adult Endocrinologists write the great majority of the scripts for Somatostatin analogues used in acromegaly.

Next slide, slide 12. Somatuline® Autogel® is an injectable sustained release formulation containing lanreotide formulated with no excipient other than water. It releases the active substance over 28 to 56 days and is most commonly prescribed in a month monthly dosing regiment.

The product was initially developed in Europe for treatment of acromegaly. In most European countries Somatuline® Autogel® is also approved for the treatment of symptoms associated with neuroendocrine tumors such as carcinoid syndrome. It is administered as a prefilled syringe.

Next slide, slide 13. Somatuline® Autogel® represents an important advance in Somatostatin analogue therapy. The only other once monthly product Somatostatin LAR contains a similar Somatostatin analogue, octreotide, but in the less convenient and less user friendly formulation.

Somatostatin LAR requires a 2 ml intramuscular injection using a 40 millimeter needle compared to Somatuline® Autogel® that requires a 0.4 ml subcutaneous injection using a much shorter needle.

Additionally Somatostatin LAR comes as a powdered formulation that requires reconstitution while Somatuline® Autogel® comes in a ready to use prefilled syringe.

Next Slide, Slide 14. Somatuline® Autogel® currently has marketing authorizations in over 50 countries and has reached about $100 million in sales last year. In its main markets in Europe it has achieved a 30% to 50% market share of the acromegaly market.

Next slide, slide 15. Somatuline® Autogel® was approved by Health Canada this week on July 17, 2006. It is indicated for the long term treatment of patients with acromegaly due to pituitary tumors who have inadequate response to or cannot be treated with surgery and/or radio therapy and for the relief of symptoms associated with acromegaly. Tercica expects to launch the products in Canada in early 2007.

Next slide, slide 16. We expect the Somatuline® Autogel® NDA for the treatment of acromegaly will be filed in the United States by Ipsen before the end of 2006. We estimate U.S. sales in 2011 will be approximately $125 to $150 million. We are also in the process of evaluating the regulatory needs in the United States to obtain approval for the NET indication but there are currently no ongoing U.S. studies in this indication.

As you know we have a sales force and internal commercial group around 40 people. This infrastructure can be highly leveraged by adding this second endocrine product to our portfolio.

Next slide, Slide 17. The terms of the Somatuline® Autogel® license for the U.S. and Canada will include an upfront payment of $25 million and a 30 million Euro milestone payment when the product is approved for its target product label in the United States. Both milestones will be financed by issuance of convertible notes to Ipsen. Our CFO, Ajay Bansal, will cover the details of these notes in his remarks. Tercica will pay Ipsen 15 to 25% royalties on a sliding scale and a supply price of 20% of net sales.

Next slide, Slide 18. In a second license agreement as part of Tercica/Ipsen collaboration, Tercica will grant its Increlex™ rights to Ipsen in the EU and the rest of the world excluding the U.S. and Canada, Japan, Taiwan and certain Middle Eastern companies where Tercica has already established distributorships.

The responsibility for managing the Taiwanese and Middle Eastern distributorships will revert to Ipsen’s control when the term of the current contracts expire, generally three to five years from now.

We believe Ipsen will be the ideal partner for Increlex™ in Europe. They have a strong endocrine franchise in Europe selling Somatuline® Autogel®, NutropinAq® and Testim® gel for testosterone replacement.

As the European licensee for NutropinAq®, Ipsen is experienced in the short stature market. Ipsen also has considerable expertise in developing sustained release formulations of peptides and proteins. This may obviously be beneficial for developing long acting Increlex™ formulations.

Next slide, Slide 19. Ipsen will pay Tercica an upfront payment of ten million Euros and a 15 million Euro milestone when Increlex™ is approved for its target to product label in Europe. Ipsen will pay Tercica 15 to 25% royalties on a sliding scale and a 20% supply price on net sales.

Next slide, Slide 20. One of the most exciting aspects of this collaboration is that both companies will grant to each other a right of first negotiation for products in their endocrine pipelines. Somatuline® Autogel® is currently being developed in combination therapy with Somavert, a growth hormone receptor antagonist for the treatment of patients with acromegaly for refractory to other medical therapies.

Ipsen also has a very robust discovery research program in endocrinology and has multiple compounds in pre-clinical development. I’d like to highlight here two products, the first dopastatin or BIM 23A760 is a chimeric molecule directed toward both somatostatin and dopamine receptors.

This product is targeted at the treatment of pituitary adenomas including those causing acromegaly, Cushing’s disease and hyperprolactinemia as well as non-functional pituitary tumors.

The second product is BIM 28131, a ghrelin agonist that is currently targeted at restoring normal body composition and wasting diseases associated with chronic illness.

I’d like to now turn the call over to Ajay Bansal, our Chief Financial Officer, to describe the financial aspects of this transaction.

Ajay Bansal:	Thank you Chip. Slide 21 please. This strategic collaboration will have multiple financial components. First, Ipsen will acquire 12.5 million newly issued shares of Tercica stock representing 25% of Tercica’s total shares outstanding on a post transaction non-diluted basis.

These shares will be priced at $6.17 per share which will represent a premium of 30% to Tercica’s volume-weighted average closing stock price for the past 15 trading days ended July 17. Tercica’s shares outstanding at the close of this transaction will be 50.1 million, up from 37.5 million as of March 31.

Next slide, Slide 22. As Chip described earlier, Tercica will also issue convertible notes and warrants that will give Ipsen the opportunity to increase its shareholding to up to 40% stake on a fully diluted basis within five years. At closing, Tercica will issue to Ipsen a convertible note for $25 million.

This note is titled Convert 1 on this slide. It will mature five years from closing and will carry a coupon of 2.5% and will be convertible in Tercica’s common stock at a conversion price of $7.41 per share which will represent a premium of 56% to the volume-weighted average price of the stock over the past 15 days ended July 17.

Upon U.S. approval of Somatuline® Autogel® for acromegaly, for its product targeted label, Tercica will issue to Ipsen a 30 million Euro convertible note titled Convert 2 on this slide. This note will also mature five years from closing, will carry a coupon of 2.5% and will be convertible into Tercica common stock at a conversion price of 5.92 Euros per share which represents a 56% premium to Tercica’s average stock price over the past 15 trading days ended July 17.

A third convert will also be issued on approval of Somatuline® Autogel® in the U.S. for $15 million and will have the same coupon and maturity date as the other two converts.

Tercica will also issue to Ipsen a warrant to purchase 4.9 million Tercica shares. This warrant has a five year term and will have an exercise price of $7.41 per share which represents a premium of 56% to Tercica’s volume-weighted average closing stock price for the past 15 trading days ended July 17.

Should Ipsen choose not to increase its stake in Tercica, the convertible notes can be redeemed in cash after five years. If Ipsen converts the notes and exercises the warrants, Ipsen will increase its stake shareholding in Tercica to up to 40% on a post-transaction fully diluted basis.

Next slide, Slide 23. This slide summarizes the net cash infusion into Tercica from this transaction. At closing the equity sold Ipsen will bring in $77.3 million and the Increlex™ upfront payment will bring in $12.5 million. The Increlex™ approval milestone is for $18. million and the total warrant which will be issued when Somatuline® Autogel® is approved will bring in $15 million.

Thus, this transaction could provide Tercica with a net cash infusion, excluding any transaction related fees, of about $123.6 million which will significantly strengthen our balance sheet. Together with the existing cash we have, this cash infusion is expected to be sufficient to bring us to breakeven without the need for additional financing.

Turning now to guidance, giving effect to the proposed transaction, Tercica expects to become cash flow positive in 2010 and achieve 2011 revenues of $250 to $300 million split roughly equally between Increlex™ and Somatuline® Autogel®.

For 2006 Tercica expects Increlex™ revenues of approximately $1 million and cash burn, excluding expenses related to this transaction, of $63 to $69 million as previously stated.

Additionally, we expect to provide our second quarter financial and operating results on August 8. Due to the close proximity and time of this announcement and our reporting event, we do not expect to host an investor conference call after the second quarter press release distribution.

Now let me turn the call back to Chip.

John Scarlett:	Thank you, Ajay. Next slide, Slide 24. Reflecting the significance of this relationship, additional terms of the collaboration will allow Ipsen to appoint two members to Tercica’s nine member board of directors and will give Ipsen certain protective provisions including an approval right related to specific material transactions and actions by Tercica as well as implementation of a stockholders’ rights plan.

Other provisions include the ability of Ipsen to redeem the convertible notes in cash and provide for a lock up and stand still period of one year. A shareholder vote will take place after SEC approval of a proxy. Tercica officers and directors currently owning 38.4% of the total Tercica shares outstanding have executed voting agreements to vote in favor of the transaction.

Next slide, Slide 25. When we opened this conference call I described this transaction as being transformative for Tercica. When the transaction closes, Tercica will no longer be a single product, single indication and single geography company. We’ll have a great partner planning to market Increlex™ in Europe and an exciting product, Somatuline® Autogel®, that we’ll be planning to market for the treatment of acromegaly in the U.S. and Canada.

As a consequence, our projected 2011 revenues are expected to double to the range of $250 to $300 million. We’ll also gain access to Ipsen’s broad endocrinology pipeline. Just as importantly, the transaction will give us a level of financial independence we’ve not previously enjoyed.

Assuming target product labels are approved for both products, the cash infusion into Tercica from the transaction is expected to be approximately $124 million. This cash infusion, together with the cash we have on hand today, should be sufficient to fund our operations to breakeven.

Speaking for my fellow employees here at Tercica, I’d like to thank our new colleagues at Ipsen for their hard work over the past year in helping us to establish the groundwork for what we and they hope will become the preeminent worldwide franchise in endocrinology. We’d be happy to take questions now, Operator.

Operator:	Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press star then the number 1 on your telephone. You will hear a prompt to acknowledge your request.

If your question has been answered and you wish to withdraw your polling request, you may do so by pressing star then the number 2. If you’re using a speaker phone please pick up your handset before entering your request. One moment, please, for your first question.

Your first question comes from the line of Jim Reddoch with FBR. Please go ahead with your question.

David Amsellem:	Hi, it’s actually David Amsellem for Jim. Congratulations and thanks for taking my question. Can you – just a couple of quick ones. Can you provide just some further color on what a sustained release formulation of Increlex™ may look like? Would it be a once daily or less frequently and what kind of development timeline would that look like?

And this may be in the slides, so I apologize in advance if it already is, but how big is Ipsen’s endo sales force in the EU? Thanks.

John Scarlett:	Thanks David. First of all, from the perspective of sustained release formulation for Increlex™, we certainly expect to do some work on this but we aren’t ready to really describe in any detail what that work will be or what the product profile will be.

Generally speaking, the type of formulation development that Ipsen has is capable of taking peptides and proteins as you can see by Somatuline® Autogel® quite a ways, up to a month or more. However, with Increlex™ we really don’t know yet exactly what that profile will be. We have work to do there.

With regard to the size of the Ipsen sales force, they have approximately 150 specialty representatives who cover a number of products. Beyond that they don’t break out their sales force into the specifics of individual product sales.

David Amsellem:	Okay, that’s great. Thanks.

John Scarlett:	Sure.

Operator:	Your next question comes from the line of Chris Raymond with Robert Baird & Company.

Chris Raymond:	Thanks for taking the question. I noticed that Ipsen appears to have gotten an approval letter for Somatuline® earlier this year, and I wondered if you could address, you know, maybe talk through what the FDA’s questions were and what the plans are, sort of going forward to address them, just to give a little more detail.

John Scarlett:	Yeah Chris, we’re not in a position to make any real comment on a regulatory situation other than to say that Ipsen plans to file the NDA for Somatuline® Autogel® by the end of this year. I can say that I think they have addressed any and all questions from a very comprehensive perspective but I don’t think we can give you any more details on the specifics of the regulatory situation.

Chris Raymond:	Okay, thank you.

Operator:	Your next question comes from the line of Leland Gershell with Cowen & Company.

Leland Gershell:	Hi, good morning Chip. Thanks for taking my questions. I wanted to ask with the anticipated marketing of the Ipsen product in the U.S., do you foresee any changes in your sales force particularly given that this product is also used in adults?

John Scarlett:	Yeah. I think there’s a lot of complementarity for sure but I - we do expect there will probably need to be some increase in the sales force but we haven’t really worked out the direct specifics of that yet. When we have a little bit better clarity on timelines and coverage patterns, etc., I think then we’ll be able to give a little more color. But as of today, I think you can assume there will be some growth but the degree of that growth we’re not prepared to say yet.

Leland Gershell:	Okay, great. And for neuroendocrine tumors, should we expect to see any U.S. trials starting up in the next year or so or the near future?

John Scarlett:	Again, we haven’t - as we commented, we haven’t developed the full regulatory strategy for that. We have a lot of interest. It’s obvious that NET is a big market opportunity for Somatuline® Autogel® in particular and in general for somatostatin analogs. So we certainly have a great deal of interest. But the specifics of our regulatory strategy there have not yet been formulated.

Leland Gershell:	Great. Thanks for taking my questions.

John Scarlett:	Sure.

Operator:	Your next question comes from the line of Matt Osborne with Lazard.

Matt Osborne:	Good morning. Congratulations, guys. A quick question on the landscape in Europe for Somatuline®, when was that improved and can you provide somewhat of a sense of the ramp-up sales there and perhaps an overview of the competitive landscape? And then Chip, if you can just kind of walk us through your assumptions for Increlex™, I think in 2011 assuming $125 to $150 million coming off of, you know, this year for $1 million, how do you kind of, you know, get to that number on a few assumptions? Thank you.

John Scarlett:	Thanks, Matt. So with regard to Somatuline® Autogel® in Europe, it was the Autogel® formulation was first approved in mid-2001 in Portugal and some subsequent approvals occurred in 2001 through - well, actually today.

The - Somatuline® itself, the underlying molecule lanreotide has been on the market for many years in Europe for a number of years. And so the market growth in Somatuline® Autogel®, taking between 30% and 50% of the acromegaly market share in Europe, has come quite rapidly obviously since it was just introduced in 2001-2002 in most of the major markets, as late as 2003.

I would caution however to say simply that they did have the benefit of having Somatuline® itself in a quick release formulation on the market. So, obviously, they were able to drive off of that; nevertheless, it’s - Somatuline® has taken a very handsome share of the market in Europe for acromegaly.

With regard to the numbers that we’re projecting now for Increlex™, I’ll let Ajay Bansal make a comment or two.

Ajay Bansal:	Yes. So the Increlex™ revenue as we are projecting for 2011 in the range of $125 to $150 million, at this stage, those are our best estimates and, Matt, you know, I’m - I cannot share with you all of the assumptions that go into making that number but those are our current best estimates.

Matt Osborne:	And - thank you. And is that then a worldwide revenue estimate or your take of the U.S. and the royalty you would receive on actually U.S. sales for Increlex™?

Ajay Bansal:	So that it’s the latter, it’s our take on the - it’s our revenues in the U.S. and royalties that we receive on the product.

Matt Osborne:	Okay, gotcha. Thank you.

Operator:	Your next question comes from the line of Jason Kantor with RBC.

Jason Kantor:	Thanks for taking my call; also, congratulations. I may have missed some of the call so if this is redundant, I apologize. But the ongoing litigations and disputes around the IGF program, is the partner taking on all of this risk or is there any, you know, way that any of this can become unwound if you find yourselves unable to market that product or if there’s any, you know, change in the economics of the product as a result of the dispute? And also, is there - how does that - the IP situation differs in the U.S. and Europe as it relates to the IGF products?

John Scarlett:	You know, Jason, I’m sorry but we really don’t talk about our legal strategy publicly and I’m going to have to decline to comment about any of the aspects of the litigation.

Jason Kantor:	Well, with regard to the partnership, are - is there any - is any of this contingent or alterable based on outcomes of the litigations?

John Scarlett:	You know, I’m sorry again, I think we just don’t comment about any of the aspects of any of our business related to litigations.

Jason Kantor:	Thanks.

Operator:	Once again, ladies and gentlemen, as a reminder, to register for a question, please press star, then the number 1 on your telephone.

Your next question comes from the line of Sebastien Berthon with Exane.

Sebastien Berthon:	Yes, hello, gentlemen. One question on the additional marketing sales force; is it fair to assume that given that the number of adult endocrinologists is more or less equal to the (unintelligible) of endocrinologists you would have to double yourself for it or are there any synergies between the two sales forces? And regarding Somatuline® Autogel®, your expectations of $125 to $150 million in sales in 2011 would imply something like a 60% or 70% market share in the market excluding the neuroendocrine tumors. Is that the way you built your estimates?

John Scarlett:	Thank you very much, Sebastian. I’m going to ask Chris Rivera to take the sales force question and then I’ll ask Ajay Bansal to comment to the extent which he can on the projections.

Chris Rivera:	Hi, Sebastian. As Chip mentioned, there’s approximately 500 adult endocrinologists that prescribe the vast majority of prescriptions in the United States for Somatuline® - or for acromegaly. They are not totally exclusive within our current call log although there’s not a tremendous overlap.

However, the physicians, many of them are in the same geographic locations, either in clinic practices or academic centers as our current pediatric entered the target. And there will be a lot of our ability to leverage our current infrastructure both in the field as well as internally and we won’t necessarily have to double the size of our current commercial organization.

As Chip mentioned, we haven’t finalized the details of how much more we will need to increase but we’re in the process of going through that exercise now but again, it won’t - we won’t require a doubling of our current commercial organization.

John Scarlett:	And Ajay will make whatever comments he can.

Ajay Bansal:	So Sebastian, as regards to the estimate of Somatuline® Autogel® sales and the corresponding market share, again, our best estimate today is that we could reach sales of $125 to $150 million in 2011 and, obviously, that share number is based on a number of factors, assumptions about market growth, assumptions about share, and assumptions about users in sort of another place as acromegaly as well. And so other than saying that, I cannot provide a detailed breakdown on sort of what assumptions we have for market share in acromegaly.

Sebastien Berthon:	So just as a follow-up, another way to ask the question is, whether or not your $125 to $150 million in sales do include neuroendocrine tumor sales or not?

Ajay Bansal:	No, in our estimate, $125 to $150; NET is not included.

Sebastien Berthon:	Okay. Thank you very much.

Operator:	Your next question is a follow-up from the line of Jim Reddoch from FBR.

David Amsellem:	Sure, thank you. This is David Amsellem again. So is it safe to assume that for the preclinical pipeline, I know the products are a little advanced into studies that Tercica will have responsibility for conducting trials in North America? How - I’m trying to get a sense of what the R&D activity breakdown will be - will look like over time?

John Scarlett:	Thanks, David. Well, let me say first of all that one of the real key linchpins of this whole relationship is in fact the building of a global endocrine franchise.

And we had our - many of our initial discussions not only involve around the cross-license of Increlex™ to them and them Somatuline® to us - Somatuline® Autogel® to us but actually revolved around the discussions of how we could really help each other, both from a drug development perspective and also from a commercialization perspective. And the right of first negotiation that each of us receives to our relative endocrine pipelines is very important.

So for those products which we exercise that right of first negotiation, we create the right structure between the two companies. We’ll be very much full development partners. And I think that overall, this strategic element of this transaction is actually a very big driver, it doesn’t tend to come out as much in some of all the - just the numbers as you look at them. But I think when we - we hope that when we look a few years from now, we’ll look back and say that this is a very important element of the transaction.

David Amsellem:	Okay, thank you.

Operator:	Your next question comes from the line of Jeffrey Benison with Little Gem Life Sciences.

Jeffrey Benison:	Yeah, hi. Congratulations. I have a question, you mentioned, and we know that you filed for approval of Increlex™ in Europe in December and you were granted offer status; has the European Union or the regulatory agency over there accepted the filing for review?

John Scarlett:	Oh, yes. The filing was accepted back in December, I think it was December of last year, and we’re deep in the review process. I can’t say anything more about it than that but quite deep in that process.

Jeffrey Benison:	Okay. And you put out a press release at the end of June about having 161 prescriptions written for Increlex™. Do you - now normally when you get a patient, they get a prescription, do they get a prescription every month or - because the 161 prescriptions would lead you to believe you have 161 patients that you’re only giving guidance of a million at the end of the year. How do those numbers work out?

Chris Rivera:	Hi, Jeffrey, this is Chris. Actually, the number is 151, just to make

Jeffrey Benison:	Oh.

Chris Rivera:	…to clarify that. But these are unique patients; these are not rebuilds or incremental prescriptions from the early patients that we receive prescriptions for, so these are unique patients.

Jeffrey Benison:	So they get one prescription and then that’s it?

Chris Rivera:	It depends on their patient benefit, it depends on the health plan; prescriptions will typically last in this state anywhere from six to 12 months.

Jeffrey Benison:	Okay. All right. Thank you.

Operator:	There are no further questions at this time. Please proceed with your presentation or any closing remarks.

John Scarlett:	Okay. Well, thank you very much. We’d just like to simply say again that we’re very excited by this change. We - it really is a transformative change for our company and we look forward to reporting the results of this for some time to come. Thank you very much for your attention today. Bye, bye.

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines.

END

The following slides accompanied the above presentation:

John A. Scarlett, M.D. Chief Executive Officer Ajay Bansal Chief Financial Officer John A. Scarlett, M.D. Chief Executive Officer Ajay Bansal Chief Financial Officer

Forward-Looking Statement
Forward-Looking Statement
Except for the historical statements contained herein, this presentation contains forward-looking statements concerning Tercica’s prospects and results, including all statements that reflect completion of the proposed transaction with Ipsen (including statements related to Tercica’s receipt of proceeds from the initial equity sale to Ipsen and as a result of the achievement of licensing milestones and warrant exercises); statements related to the market prospects for Increlex™ and Somatuline®
Autogel®;  potential development of additional products; that Tercica expects to launch Somatuline®
Autogel® in Canada in early 2007; statements relating to estimates of the numbers of patients with acromegaly, severe Primary IGFD or Primary IGFD; and statements related to financial projections, including without limitation, that (a)Tercica expects to reach break-even in 2010 and achieve 2011 revenues of $250 million to $300 million, with Increlex™ and Somatuline® Autogel® sales expected to contribute roughly equal amounts; and (b) for 2006, Tercica expects Increlex™ revenues of approximately $1 million and cash burn, excluding expenses related to this transaction, of $63 million to $69 million.  Because Tercica's forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks and uncertainties related to the satisfaction of closing conditions related to the proposed transaction and the risk that the proposed transaction will not be completed, risks and uncertainties related to the achievement of milestones, including the following risks: (i) Somatuline® Autogel® might never achieve marketing approval for the targeted indication, or any indication, in the United States on a timely basis, or at all; (ii) for the remainder of 2006, physicians may not prescribe Increlex™ at the rate Tercica expects; (iii) Increlex™
may not receive a marketing authorization from the FDA for Primary IGFD or from the EMEA for any indication; (iv) Tercica may not prevail in the patent infringement litigation against Insmed
Incorporated; (v) Tercica’s estimates for the number of patients with acromegaly, severe Primary IGFD or Primary IGFD may not be correct; (vi) Tercica may not launch Somatuline® Autogel® in Canada in early 2007 if the transaction does not close on a timely basis; and (vii) the risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, including most recently Tercica's
Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on May 10, 2006. Tercica disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this presentation to reflect any change in events, conditions, assumptions or circumstances on which any such statements are based unless so required by applicable law.

Worldwide Strategic Endocrinology Collaboration

A Transformative Collaboration
A Transformative Collaboration
U.S./Canadian Rights to
Somatuline
®
Autogel
®
, a
Proven Commercial Product
in Europe
Product
Access to a Rich Pipeline of
Novel Endocrine Drugs
Pipeline
A Strong European
Partner for Increlex™ with
Expertise in Short Stature
Partner
Sufficient Funding
to Achieve Profitability
Funding

An Innovation-Driven International Specialty Pharmaceutical Group with More than 75 Years of Operations

A World-Class Group
Ipsen At A Glance
Ipsen At A Glance
>100 Countries; ~4,000 Employees
2005: Sales €807M ($1.01B¹);EBIT €185M ($232M¹); 23% Margin
Market Capitalization (as of 14 July 2006): €2.7B ($3.4B¹)
Diversified and Balanced Portfolio of >20 Field Proven Products
Clear Strategic Focus on Specialist Care Worldwide
– 49% of 2005 Group Sales
– Oncology, Neuromuscular Disorder and Endocrinology
Product Portfolio Product Portfolio
Alliances with:
- International Industry Leaders in U.S., Europe and Japan
- Best-in-Class Universities Around the World
Recognized Strategic Recognized Strategic
Partner Partner
Focused on (i) Hormone-dependent Diseases, (ii) Peptide and
Protein Engineering and (iii) Innovative Delivery Systems
700 Staff; 2005 Budget: 20.9% of Sales
Differentiating R&D Differentiating R&D
Capability Capability
1. Exchange rate €/$=1.2519     All Figures are IFRS, Proforma

Tercica

Tercica
IPSEN
Innovation for patient care
Somatuline autogel
increlex
(mecasermin [rDNA origin] injection)

United States
Canada
Worldwide except the United
States, Japan, Canada, the
Middle East and Taiwan¹
Tercica and Ipsen Cross-License
Tercica and Ipsen Cross-License
1. Rights for the Middle East and Taiwan will be granted to Ipsen after a period of time

8 Growth Hormone : IGF-1 Axis Pituitary Somatuline ® Autogel ® - The Fit with Tercica Somatuline ® Autogel ® - The Fit with Tercica Growth Hormone IGF-1 Secretion GH Receptor

9 Decreased IGF-1 Secretion Growth Hormone Pituitary GH Receptor Abnormality IGF-1 Deficiency IGF-1 Deficiency Fraternal Twins Severe Severe Primary IGFD Primary IGFD Increlex™

10 Excess IGF-1 Secretion Increased GH Secretion IGF-1 Excess IGF-1 Excess Pituitary Tumor Identical Twins Acromegaly Acromegaly Somatuline ® Autogel ®

Medical Considerations
>2x Excess Mortality¹
5-10 yr Less Life Expectancy²
GH/IGF-1 Normalizes Mortality
3,4
Acromegaly
Patients
U.S. & Canada - 15,000
~50% Receive Drug Therapy
Somatostatin Analogs – Mainstays of Therapy
Sandostatin
®
and Sandostatin
®
LAR
®
– U.S. Sales $420M in 2005
Acromegaly
~40%
NET
~40%
Other
~20%
1. Orme SM et al. JCEM 83: 2730-4, 1998
2. Clayton RN et al. J Endocrinol (Suppl 1): S23-9, 1997
3. Abosch A et al. JCEM 83: 3411-8, 1998
4. Swearingen B et al. JCEM 83: 3419-26, 1998

Somatuline
®
Autogel
®
Somatuline
®
Autogel
®
Injectable Sustained-Release Formulation Containing Lanreotide
– Somatostatin Analog That Inhibits Release of Growth Hormone
and GI Hormones, Lowering GH & IGF-1 Levels
– Formulation Requires No Excipient Other Than Water
– Releases Active Substance Over 28-56 Days (Monthly Dosing)
Initially Developed in Europe for Treatment of Acromegaly
In Most European Countries, Also Approved for Treatment of Symptoms
Associated With Neuroendocrine
Tumors (e.g. Carcinoid Syndrome)
Prefilled Syringe for Easier Administration Than
Other Long-Acting Somatostatin Analogs
Lanreotide Autogel NETmeeting9-12-2002
Autogel
®

Ease of Administration
Ease of Administration
Route of Route of
Administration Administration
Volume Injected Volume Injected
Needle Length Needle Length
Formulation Formulation
Somatuline
®
Autogel
®
Somatuline
®
Autogel
®
Subcutaneous
0.4 mL
20 mm
Ready to Use
Sandostatin
®
LAR
®
Intramuscular
Powder for
Reconstitution
40 mm
2.0 mL
Comparison of Pre-Filled
subcutaneous vs.
Competitor’s Intramuscular
Injection Device

Somatuline
®
and Somatuline
®
Autogel
®
Somatuline
®
and Somatuline
®
Autogel
®
30 - 50%
Market Share in Main
European Markets²
Marketing Authorizations in
>50 Countries as of 12/31/05
2005 Sales of €81.8M ($102M¹)
– Up 13.4% vs. 2004
1. Exchange rate €/$=1.2519
2. IMS MIDAS/ Ex-manufacturers as a percentage of sales of sustained release formulations of the specific molecules: lanreotide, octreotide and pegvisomant - in class H1C2

Canadian Approval
Canadian Approval
Somatuline ® Autogel ® approved by Health Canada on July 17,
2006
– Indication: For the long-term treatment of patients with
acromegaly due to pituitary tumors who have had inadequate
response to or cannot be treated with surgery and/or
radiotherapy and for the relief of symptoms associated with
acromegaly
Launch is expected by Tercica in early 2007

Tercica

120 mg
90 mg
60 mg

Somatuline® autogel®

lanreotide

Somatuline
®
Autogel
®
Somatuline
®
Autogel
®
U.S. Acromegaly NDA Filing Expected Before the
End of 2006
Estimated 2011 U.S. Sales ~$125M - $150M
Potential to Expand Indication
– NeuroEndocrine Tumors (NET)

20% of Net Sales Supply Price
Sliding Scale (From 15 to 25%) Based
Upon Net Sales of the Product
Royalty on Net Sales
€30M ($37.6M)
(Paid with a Convertible Note Upon U.S. FDA Approval)
Milestone on U.S. FDA Approval
$25M (€20M)
(Paid with a Convertible Note Upon Closing)
Upfront Payment
15 Years¹
Duration
USA and Canada Territory
1. The longer of the patent protection or 15 years. Period after which license is fully paid and irrevocable
Somatuline
®
Autogel
®
Licensing Terms
Somatuline
®
Autogel
®
Licensing Terms

Ipsen – Excellent Partner for Increlex™
1 Ipsen – Excellent Partner for Increlex™
1
Expertise in Sustained-Release Protein Formulations
Could Be Beneficial for a Long-Acting Increlex
™
Experienced in Short Stature
Genentech Licensee for Nutropin AQ
®
Strong Endocrine Franchise:
Somatuline
®
Autogel
®
Nutropin AQ
®
Testim
®
Gel
1. All regions of the world except the U.S., Japan, Canada, the Middle East and Taiwan; Rights for the Middle East and Taiwan will be granted to Ipsen after a period of time.

Increlex™ Licensing Terms
Increlex™ Licensing Terms
20% of Net Sales Supply Price
Sliding Scale (from 15 to 25%)
Based Upon Net Sales of the Product
Royalty on Net Sales
€15M ($18.8M; Paid Upon MAA Approval in EU) Milestone on MA Grant
€10M ($12.5M; Paid Upon Closing) Upfront Payment
15 Years²
Duration
Worldwide ex USA, Canada and Japan¹ Territory
1. Except in Taiwan and certain Middle Eastern countries; in which rights will be granted to Ipsen after a period of time
2. The longer of the patent protection or 15 years. Period after which license is fully paid and irrevocable

DISCOVERY
OPTIMIZATION
PRECLINICAL DEVELOPMENT
PHASE III

Access to Ipsen Endocrinology Pipeline
Access to Ipsen Endocrinology Pipeline
Framework Established for Joint
Clinical Development if Right of
First Negotiation Exercised
Dopastatin Dopastatin
• BIM-23A760 (Pituitary Tumors)
Melanocortin Melanocortin Program Program
• MC4 Agonist (Obesity/Metabolic Syn)
• • MC4 Antagonist (Wasting Diseases) MC4 Antagonist (Wasting Diseases)
Lanreotide Lanreotide
• • Combination therapy with Combination therapy with Somavert in refractory acromegaly  in refractory acromegaly
• • Treatment of asymptomatic NET Treatment of asymptomatic NET
Ghrelin agonist Ghrelin agonist
• BIM-28131 (Wasting Diseases)
Increlex™
• • Daily administration Daily administration
• • Expanded use to primary IGFD Expanded use to primary IGFD

Tercica Post-Transaction
Outstanding Shares Will
Total 50.1 Million
Tercica Post-Transaction
Outstanding Shares Will
Total 50.1 Million
Equity Stake
Equity Stake
Tercica Will Issue
12.5 Million Shares to
Ipsen for Cash Proceeds of
$77.3 Million
Tercica Will Issue
12.5 Million Shares to
Ipsen for Cash Proceeds of
$77.3 Million
Ipsen Will Take 25% Equity Stake in Tercica
on a Post-Investment Basis
Shares Will Be Priced at $6.17 per Share,
a 30% Premium Over Past 15 Day Volume
Weighted Average Share Price Ended July 17

Warrant
4.95M Shares of Tercica
5 Year Term From Closing
Exercisable at $7.41/Share
Convert I
$25M Note Convertible at
$7.41/Shr. Issued at Closing
Issued against SA Rights
Coupon (PIK¹) of 2.5%
Matures in 5 Years from
Closing
Convert II
€30M Note Convertible at
€5.92/Shr. Issued Upon FDA
Approval of SA
Issued against SA Rights
Coupon (PIK¹) of 2.5%
Matures in 5 Years from
Closing
Convert III
$15m Note Convertible
at $7.41/Shr. Issued Upon
FDA Approval of SA
To Be Paid in Cash
by Ipsen to Tercica
Coupon (PIK¹) of 2.5%
Matures in 5 Years from
Closing
Equity Stake
Equity Stake
Ipsen to Own 40% of Tercica’s Shares
(Post Investment, On a Fully Diluted Basis)
1
If converted, the interest will be paid in shares

Cash Infusion from Transaction
Cash Infusion from Transaction
$123.6M¹
$108.6M
$89.8M
$15.0M Convert III Upon SA Approval
$18.8M Increlex™ Approval Milestone
$12.5M Increlex™ Upfront Upon Closing
$77.3M 25% Equity Upon Closing
Expected To Be Sufficient to Reach Breakeven
1
Excluding transaction fees

Key Corporate Governance Principles
Key Corporate Governance Principles
Protective Provisions
Ipsen to Appoint Two Members to Tercica’s
Nine Member Board of Directors
Right to Veto Material Strategic Transactions by Tercica
Implementation of Stockholder’s Rights Plan
Investment Provisions
Cash Redemption of Convertible Notes if not Converted
Lockup and Standstill for 1 Year

Post Collaboration
Post Collaboration
A Transformative Transaction
A Transformative Transaction
Opportunities
Increlex™ U.S.
Increlex™ Partner EU
SA U.S.
SA Canada
Increlex™ U.S.
Pipeline
Access to Ipsen
Endocrinology Pipeline
Short Stature
Revenues
2011 Projected
$250 - $300M $125 - $150M
Balance Sheet
Sufficient Cash to
Achieve Breakeven
Financing
Required

###

Additional Information about the Proposed Transaction and Where You Can Find It

Tercica plans to file a proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from its stockholders in connection with a special meeting of stockholders of Tercica to be held for the purpose of voting on various matters relating the subject of this press release, including: (1) the sale of the common stock, warrant to purchase common stock and convertible notes to be issued to Ipsen, (2) amendments to Tercica’s Amended and Restated Certificate of Incorporation and Bylaws, (3) the adoption of a share purchase rights plan and (4) certain other matters (the “Proposed Transaction”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Tercica with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Tercica may obtain free copies of the documents filed with the SEC by contacting Tercica’s Investor Relations department at (650) 624-4949 or Investor Relations, Tercica Inc., 2000 Sierra Point Parkway, Suite 400, Brisbane, California 94005. You may also read and copy any reports, statements and other information filed by Tercica with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Tercica and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Tercica in favor of the Proposed Transaction. A list of the names of Tercica’s executive officers and directors, and a description of their respective interests in Tercica, are set forth in the proxy statement for Tercica’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 24, 2006, and in any documents subsequently filed by its directors and executive officers under the Securities and Exchange Act of 1934, as amended.

If and to the extent that executive officers or directors of Tercica will receive any additional benefits in connection with the Proposed Transaction that are unknown as of the date of this filing, the details of such benefits will be described in the proxy statement and security holders may obtain additional information regarding the interests of Tercica’s executive officers and directors in the Proposed Transaction by reading the proxy statement when it becomes available.